Sonic Foundry Announces Fourth Quarter and Fiscal 2017 Financial Results

MADISON, Wis. - January 12, 2018- Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced consolidated financial results for its fiscal 2017 fourth quarter and fiscal year ended September 30, 2017.

Fiscal 2017 Fourth Quarter Highlights

•	Total revenues of $8.3 million down from $9.5 million in the fourth quarter of 2016

•	Gross margin of $6.1 million, or 74% of sales, down from $7.1 million, or 75% of sales in the fourth quarter of 2016

•	Adjusted EBITDA of $(836,000), including a $600,000 non-cash impairment charge to goodwill reflected in operating expenses, compared to $4,000 in the fourth quarter of 2016

•	Net loss of $(1.6) million, or $(0.37) per share compared to a net loss of $(847,000), or $(0.19) per share in the fourth quarter of 2016

•	Billings totaled $9.4 million in the fourth quarter of 2017, a decline of 3% compared to the same period last year

•	Unearned revenue increased to $14.3 million as of September 30, 2017, an increase of $211,000 from the beginning of the year

Fiscal 2017 Fourth Quarter Review

Support billings saw an increase of 19% to $2.6 million in the fourth quarter of 2017 compared to the same period in 2016, reflecting excellent customer retention and increasing recurring revenues. Likewise, events billings increased by 14% while product billings decreased by 19%. Most of the decrease in product billings was negatively impacted by customers using a mix of lower-priced recorders, and a delay in orders by certain customers during the quarter. The company expects to recognize $4.6 million of unearned revenue in the first quarter of fiscal 2018.

Recurring revenue was 65% of total revenue in the fourth quarter of 2017, up from 60% in 2016, and hosting revenue was up 8% compared to the fourth quarter in 2016. These increases are driven by the strong demand for our cloud offering and annual software licenses, strength in support services, and continued customer repurchases and renewals.

Despite a decrease in revenue of $1.2 million in the fourth quarter compared to 2016, net loss only increased by $138,000, without including the one-time charge to goodwill*. This in large part was due to efforts made by the company to reduce operating expenses, including certain headcount reductions made in the third quarter, which were $6.9 million, again excluding the non-cash goodwill charge, down $671,000 or 9% from the same period in 2016.

“Our team has done great work in developing world-class video capture, delivery and management solutions and we are adjusting our tactics and improving our efficiency so that we can better address a market which is growing slower than we would have anticipated two years ago. The impact of customers increasingly choosing our lower cost recorders and delaying expansion of their Mediasite footprint was a 2017 phenomenon, and we are now seeing positive early interest in just-released software solutions and entry-level capture devices. We strengthened our recurring revenue position, seeing growth in product support, software licensing and cloud rising to 65% of total revenue. We are focused on protecting and increasing the established value of our high-end video solutions while enabling customers to right-size capture deployments to meet their needs,” said Gary Weis, CEO of Sonic Foundry.

“We expect to substantially reduce the loss in 2018 by continuing to deliver operational cost-savings, and driving efficiencies in the business. We believe the operational adjustments we made in 2017, along with introducing new innovations to the market, will put us in the best position to support our strategy going forward, improve company efficiency, maintain high customer satisfaction and, deliver consistent top line billings in the coming year,” concluded Mr. Weis.

Initial results for our first quarter of 2018 are indicating an improvement in billings over the prior year’s first quarter in total of 4% to $7.6 million, reflecting increased demand from domestic higher education, Japan and EMEA. It also demonstrates success from our lower price point recorders with shipments of 261 RL 220 and Mini recorders compared to 103 in the prior period. We also anticipate a substantial reduction in net loss from the $1.5 million recorded in the prior year’s first fiscal quarter.

*As previously disclosed, the company’s year-end audit required an extended testing and evaluation of good will and intangible assets on the balance sheet that delayed our filing. With the audit now concluded, the company is satisfactorily submitting its filing with the SEC simultaneously with this presentation, and recognized a non-cash charge of $600,000 in the fourth quarter to reflect a goodwill impairment related to the purchase of Mediasite KK. The remaining balance of goodwill on the balance sheet is $10.5 million

Non-GAAP Financial Information
To supplement and enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, and should not be viewed as an alternative to net income as a measurement of our operating performance. Our credit agreement contains a minimum EBITDA calculation based, in part, on adjusted EBITDA since this measure is representative of adjusted income available for debt and interest payments. A reconciliation of net loss to adjusted EBITDA for the quarters and years ended September 30, 2017 and 2016 are included in the release. The company is unable to provide a reconciliation of projected EBITDA to projected net income due to the unknown effect, timing and potential significance of certain income statement items.

Webcast
The company will hold its corporate webcast for analysts and investors at 4:30 p.m. ET today, January 12. Sonic Foundry will use its webcasting technology, Mediasite, to stream the presentation for live and on-demand viewing. To access the webcast register at www.sonicfoundry.com/earnings on or before January 12, 2018. A video archive of the full earnings call, including Q&A, will be available for 90 days.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ:SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,700 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Leading research firms Aragon, Forrester, Wainhouse and Frost & Sullivan recognize Sonic Foundry as a leader in enterprise video, webcasting and lecture capture. Learn more at www.sonicfoundry.com and @mediasite.

© 2018 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements
This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:
Tammy Jackson
Director of Communications
Sonic Foundry
608.770.9052
tammy@sonicfoundry.com

Investor:
Peter Seltzberg, Managing Director
Darrow Associates, Inc.
1951 Lowell Lane
Merrick, NY 11566

516-419-9915
pseltzberg@darrowir.com
www.darrowir.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)

	September 30, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$1,211	$1,794
Accounts receivable, net of allowances of $375 and $225	7,903	9,769
Financing receivables, current, net of allowances of $200 and $0	925	726
Inventories	986	1,904
Investment in sales-type lease, current	148	—
Prepaid expenses and other current assets	1,085	1,404
Total current assets	12,258	15,597
Property and equipment:
Leasehold improvements	1,041	879
Computer equipment	6,101	5,837
Furniture and fixtures	789	825
Total property and equipment	7,931	7,541
Less accumulated depreciation and amortization	6,181	5,510
Property and equipment, net	1,750	2,031
Other assets:
Goodwill	10,455	11,310
Customer relationships, net of amortization of $990 and $723	1,505	1,882
Product rights, net of amortization of $411 and $287	261	385
Financing receivables, long-term	1,310	1,151
Investment in sales-type lease, long-term	407	—
Other long-term assets	410	726
Total assets	$28,356	$33,082
Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$2,065	$1,772
Accounts payable	1,314	961
Accrued liabilities	1,387	1,883
Unearned revenue	11,332	12,834
Current portion of capital lease and financing arrangements	256	283
Current portion of notes payable, net of discounts	737	1,491
Current portion of subordinated note payable	—	93
Total current liabilities	17,091	19,317
Long-term portion of unearned revenue	2,970	1,257
Long-term portion of capital lease and financing arrangements	244	231
Long-term portion of notes payable and warrant debt, net of discounts	123	871
Derivative liability, at fair value	12	67
Other liabilities	372	259
Deferred tax liability	4,426	4,564
Total liabilities	25,238	26,566
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 2,500 shares; 1,510 shares issued and outstanding, at amounts paid in	1,280	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—

Common stock, $.01 par value, authorized 10,000,000 shares; 4,470,791 and 4,424,275 shares issued and 4,458,075 and 4,411,559 shares outstanding	45	44
Additional paid-in capital	197,836	197,064
Accumulated deficit	(195,253)	(190,214)
Accumulated other comprehensive loss	(595)	(183)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	3,118	6,516
Total liabilities and stockholders’ equity	$28,356	$33,082

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Quarters Ended September 30,		Years Ended September 30,
	2017	2016	2017	2016
Revenue:
Product and other	$3,340	$4,078	14,883	$16,241
Services	4,960	5,377	21,117	21,734
Total revenue	8,300	9,455	36,000	37,975
Cost of revenue:
Product and other	1,368	1,636	6,097	6,459
Services	819	717	3,770	3,526
Total cost of revenue	2,187	2,353	9,867	9,985
Gross margin	6,113	7,102	26,133	27,990
Operating expenses:
Selling and marketing	3,726	4,347	16,912	17,801
General and administrative	1,541	1,410	5,941	5,628
Product development	1,657	1,838	7,238	6,837
Impairment of goodwill	600	—	600	—
Total operating expenses	7,524	7,595	30,691	30,266
Loss from operations	(1,411)	(493)	(4,558)	(2,276)
Non-operating income (expenses):
Interest expense, net	(99)	(142)	(495)	(594)
Other expense	(22)	(213)	(65)	(178)
Total non-operating expenses	(121)	(355)	(560)	(772)
Loss before income taxes	(1,532)	(848)	(5,118)	(3,048)
Provision for income taxes	(53)	1	79	(269)
Net loss	(1,585)	(847)	(5,039)	(3,317)
Dividends on preferred stock	(94)	—	(169)	—
Net loss attributable to common stockholders	$(1,679)	$(847)	$(5,208)	$(3,317)
Loss per common share:
– basic	$(0.37)	$(0.19)	$(1.17)	$(0.76)
– diluted	$(0.37)	$(0.19)	$(1.17)	$(0.76)
Weighted average common shares
– basic	4,458,075	4,411,559	4,436,333	4,389,421
– diluted	4,458,075	4,411,559	4,436,333	4,389,421

Sonic Foundry, Inc.
Condensed Consolidated Adjusted EBITDA Reconciliation
(in thousands)

	Quarters Ended September 30,		Years Ended September 30,
	2017	2016	2017	2016

Net loss	$(1,585)	$(847)	$(5,039)	$(3,317)
Add:
Depreciation and amortization	485	498	2,002	2,117
Income tax expense	53	(1)	(79)	269
Interest expense	76	164	403	594
Stock-based compensation expense	135	190	622	861
Adjusted EBITDA	$(836)	$4	$(2,091)	$524

Sonic Foundry, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended September 30,
	2017	2016
Operating activities
Net loss	$(5,039)	$(3,317)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of other intangibles	555	652
Depreciation and amortization of property and equipment	1,422	1,553
Impairment of goodwill	600	—
Loss on sale of fixed assets	8	72
Provision for doubtful accounts - including financing receivables	349	75
Deferred taxes	(103)	341
Stock-based compensation expense related to stock options and warrants	622	861
Remeasurement gain on subordinated debt	(6)	(3)
Remeasurement gain on derivative liability	(55)	(58)
Changes in operating assets and liabilities:
Accounts receivable	1,613	2,887
Financing receivables	(558)	(1,546)
Inventories	904	514
Prepaid expenses and other current assets	89	(532)
Accounts payable and accrued liabilities	(109)	(966)
Other long-term liabilities	129	(60)
Unearned revenue	250	1,243
Net cash provided by operating activities	671	1,716
Investing activities
Purchases of property and equipment	(839)	(339)
Net cash used in investing activities	(839)	(339)
Financing activities
Proceeds from notes payable	—	500
Proceeds from line of credit	23,257	17,845
Payments on notes payable	(1,727)	(1,693)
Payments on line of credit	(22,928)	(17,958)
Payment of debt issuance costs	(26)	(36)
Proceeds from issuance of preferred stock, common stock and warrants	1,298	66
Payments on capital lease and financing arrangements	(348)	(278)
Net cash used in financing activities	(474)	(1,554)
Changes in cash and cash equivalents due to changes in foreign currency	59	(5)
Net decrease in cash and cash equivalents	(583)	(182)
Cash and cash equivalents at beginning of year	1,794	1,976
Cash and cash equivalents at end of year	$1,211	$1,794
Supplemental cash flow information:
Interest paid	$505	$529
Income taxes paid, foreign	111	27
Non-cash financing and investing activities:
Property and equipment financed by capital lease or accounts payable	341	402
Debt discount	—	16
Stock issued for board of director's fees	133	164
Deemed dividend for beneficial conversion feature of preferred stock	139	—
Preferred stock dividend paid in additional shares	30	—
Warrants issued for investor relations services	—	14